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                                                                   EXHIBIT 10.54

                        SEPARATION AND RELEASE AGREEMENT

      I, Douglas B. Hauff, elect to sever my employment relationship with Gargoyles, Inc. (the "Company") under the terms below. I understand that by signing this Separation and Release Agreement (this "Agreement"), I will receive compensation and benefits from the Company in addition to what is ordinarily offered to employees whose jobs have been eliminated or restructured.

                                    RECITALS

      A. On March 22, 1995, the Company and I entered into an Employment Agreement, pursuant to which I became the President of the Company (the "Employment Agreement").

      B. I now desire to sever my employment relationship with the Company and to resolve the terms of such severance and all differences between us.

                                    AGREEMENT

      1. Resignation of Employment. By signing this Agreement, I am resigning my employment with the Company effective April 2, 1998 (the "Resignation
Date"). I am also resigning all of my positions as an officer of the Company and as an officer of any subsidiary of the Company. By signing this Agreement, the Company is accepting my resignations, and the resignations will not be effective unless the Company signs this Agreement. I delegate to the CEO, from the date this Agreement is executed by both parties until the Resignation Date, the duties I would otherwise have performed as President.

      2. Resignation of Board Positions. By signing and delivering this Agreement to the Company, I am also resigning my position as a member of the board of directors of the Company and as a director of any subsidiary of the Company, such resignations to be effective as of the date of this Agreement. These resignations will also not be effective unless the Company signs this Agreement.

      3. Company's Letter. The Company withdraws its February 23, 1998 letter to Mr. Hauff and agrees that it is not terminating Mr. Hauff's employment for cause.

      4.    Severance Benefits.



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            (a)   Expense Reimbursement; Payment of Product Account. I will be reimbursed for any reasonable expenses incurred by me prior to February 28, 1998 on behalf of the Company, subject to the receipt by the Company of all supporting documentation. I understand that after the Resignation Date I am no longer authorized to incur expenses or to make commitments on behalf of the Company.
            (b) FTO. I understand that I will accrue no further Flexible Time Off from and after the Resignation Date. I will be paid for any earned but unused Flexible Time Off benefits, less all required and authorized deductions, with my next paycheck. My flexible time off as of the date of this Agreement is 160 hours.

            (c) Cobra; Life and Disability Insurance Policies. I understand that for a period of three (3) months after the Termination Date, the Company will pay COBRA benefits for me and my family and the premium for my disability and life insurance coverages. After that period, I may elect to pay for COBRA medical and dental plan continuation coverage for another eighteen months, until I am entitled to Medicare, or until I am covered under other plans with no pre-existing exclusion. The insurance provider, Washington Employers Trust, will provide further information about my COBRA rights after the Resignation Date. The Company will also provide me with information on the potential for continuation of the disability and life insurance coverage currently provided to me through the Company if I pay the premiums for such coverages.

            (d) Eligibility for Unemployment. I understand that while the Company has no authority to determine unemployment benefits, the Company will not attempt to interfere or deny such benefits if and when they should become available to me. The Company acknowledges that I am resigning at the Company's request and that my resignation does not disqualify me from unemployment benefits.

            (e) Other Advances from the Company. I understand that the Company has advanced to me $6,505.89 in personal travel and other expenses. I understand that such amounts will be deducted from my next paycheck(s) until the advance is paid to the Company in full.

            (f) Accommodation Payments to US Bank; Promissory Note. I acknowledge that I borrowed $175,000 from US Bank to purchase common stock of the Company in March 1995 (the "US Bank Loan"). As an accommodation to me, from time to time the Company has made payments of amounts due under the US Bank Loan, and from time to time I have reimbursed the Company for such payments made on my behalf. As of the date of this Agreement, I owe the Company $56,356.15 for payments made by the Company on the US Bank Loan on my behalf and for certain insurance. Upon the execution of this Agreement, I agree to execute and deliver to the Company a promissory note in the form of the attached Exhibit B


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evidencing my obligation to repay the Company the $56,356.15 plus interest accrued thereon in accordance with the terms of the attached note. I further understand that from and after the date of this Agreement, the Company will make no further payments on the US Bank Loan, and the entire responsibility for the US Bank Loan is mine.

            (g) Voice Mail. I understand that the Company will keep my voice mail box in place until March 31, 1998.

      5. Axcent Note. I acknowledge that on July 25, 1997, I executed a Promissory Note in favor of the Company in original principal amount of $118,000 (the "Note"). To secure repayment of the Note, I also executed a Stock Pledge Agreement in favor of the Company under which I pledged 15,000 shares of the Company's common stock (the "Stock") to the Company. I agree to execute and deliver to the Company an assignment separate from certificate in the form of the attached Exhibit A thereby transferring all of the Stock to the Company. Further, I hereby assign to the Company my interest in any receivables related to Axcent. Upon execution of this Agreement and upon condition that I deliver the fully executed assignment separate from certificate to the Company, the Company shall accept the Stock and my interest in the Axcent receivables as equivalent value to and in full satisfaction of the Note and the indebtedness thereunder. The Company warrants that it has paid all obligations that are the basis for the amount that was owed under the Note.


      6. Complete Release of Claims. By signing this Agreement, I agree not to start any lawsuits, charges, or other legal action against the Company relating to my employment with the Company or the benefits that I received or should have received from the Company. In addition, I, for myself and for my heirs, representatives, executors, and successors, waive any rights or claims I may have relating to my employment with the Company or the rights or claims I may have relating to my employment with the Company or the benefits I received or should have received from the Company,against the Company, any employee benefit plans sponsored by the Company in which I participate (except for pension plans), and all of the Company's affiliated and related entities, owners, shareholders, officers, directors, trustees, agents, employees, employees' spouses, insurers, either past or present, and all of their successors, agents or assigns (collectively "Releasees"); provided that this release shall not be effective to the extent that it would violate or preclude coverage under director/officer insurance policies or to the extent that the Company for any reason does not satisfy fully its obligations under the Company's indemnification policy. I hereby release the Releasees from any and all claims, actions, causes of action, obligations, costs, expenses, damages, losses, debts, and demands, including attorneys' fees and costs actually incurred (collectively "Claims") of whatever kind, relating to my employment with the Company or the benefits I received or should have received from the Company in law or in equity, known or unknown, suspected or unsuspected, which arose prior to the Resignation Date.

      This release includes, but is not limited to: (i) any Claims under any local, state or federal laws regulating employment, including without limitation, the Civil Rights Acts, the Age Discrimination and Employment Act, the Americans with Disabilities Act, the Workers' Adjustment and Retraining Notification Act, and the Washington State Law Against Discrimination; (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state or federal wage and hour laws; or (iv) Claims alleging any legal restriction on the Company's right to terminate their employees, or personal injury claims, including without limitation wrongful termination, discrimination, harassment, breach of contract, defamation, tortuous interference with business expectancy, black listing, or infliction of emotional distress, whether arising under statute or common law, insofar as those personal injury claims relate to my employment and arose prior to the Resignation Date. This Agreement does not prejudice my rights, if any, to receive pension plan benefits, unemployment compensation benefits or workers' compensation benefits. This Agreement also does not prejudice my rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against me by third parties.

      7. Confirmation of Amounts Owed. The Company warrants that other than as recited in this Agreement or in the form of promissory notes signed by Mr. Hauff, Mr. Hauff is not indebted to the Company for any other outstanding monetary obligation.

      8. Cooperation with Company. During the next twelve months, I will fully cooperate with, and from time to time make myself available at the Company's request to consult with, the Company on matters in which I was involved on behalf of the Company. Nothing in this section 8, however, shall prevent me from taking on other employment.

      9. Effect of Prior Agreements. I understand that as of the Resignation Date the Employment Agreement is terminated and is superseded by this Agreement, and that I shall have no further rights or obligations under the


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Employment Agreement except for the terms set forth in Sections 7 through 9 of the Employment Agreement relating to "Intellectual Property; Nondisclosure of Confidential Information; Covenant Not to Compete, Dispute Resolution, and Enforcement", which shall remain in effect following the Resignation Date in accordance with their terms, except that the term of the non-competition period set forth in Section 7.5(b) of the Employment Agreement shall terminate on the first anniversary of the Resignation Date.

      10. Nondisparagement. The Company and I each hereby pledge not to make statements in disparagement of the other which are intended to damage the other's reputation. Prohibited actions would include, but not be limited to, private or public comments, statements, or writings critical of the other party. Nothing in this section 10, however, shall prevent the Company from making whatever statements it may deem advisable, in its reasonable discretion, to comply with any laws, including any federal or state securities laws and the regulations promulgated thereunder, and I hereby acknowledge and agree that such statements shall not be deemed a statement made by the Company in disparagement of me. The Company agrees that all inquiries from potential employers regarding my status or departure from the Company shall be directed to Robert Wolfe, and the Company agrees to inform Mr. Hauff within a reasonable time of all such inquiries.

      11. Consultation with Legal Counsel. I have carefully read all of the provisions of this Agreement. I further acknowledge that the Company has encouraged me to review and discuss all aspects of this Agreement with legal counsel and that I have taken advantage of that opportunity to the full extent that I deem appropriate. The Company warrants that it has reviewed and discussed all aspects of this agreement with legal counsel.

      12. Consideration Period; Revocation Period. I acknowledge that I have been given 21 days to consider this Agreement, and that I was given the option to sign the Agreement in fewer than twenty-one (21) days if I desired. I understand that this Agreement will not be effective for seven (7) days after it is signed by the Company and me, and that I can revoke this Agreement at any time during that seven-day period. I understand that no payments will be made until after the expiration of this seven-day period.

      13. Voluntary Agreement. I understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.

      14. Successors This Agreement shall be binding upon the parties hereto and their heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.


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      15.   General Provisions

            (a) Governing Law. This Agreement is made and entered into in the state of Washington and shall in all respects be interpreted, enforced and governed under the laws of the state of Washington. The language of all parts of this Agreement shall in all cases by construed as a whole, according to its fair meaning, and not strictly for or against either party.

            (b) Invalidity. If any of the provisions of this Agreement are held to be illegal or invalid, the remaining provisions shall not be affected thereby, and the illegal or invalid provision shall be deemed not to be a part of this Agreement. I understand, however, that if the "Complete Release of Claims" section is held to be illegal or unenforceable in whole or in part, the Company may elect to rescind this Agreement and demand reimbursement of all consideration paid to me pursuant to the Agreement.

            (c) Entire Agreement. Except for the provisions of the Employment Agreement which survive the Termination Date, this Agreement represents and contains the entire understanding between the Company and me in connection with my separation from the Company. I acknowledge that I have not signed this Agreement in reliance on any promise, representation, or statement not contained herein.

      16. Non-Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.

     17. VESTING. The Company acknowledge that I am fully vested with respect to the Company's 401(k) plan.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 11, 1998.

GARGOYLES, INC.,
a Washington corporation


     s/s ROBERT G. WOLFE
By__________________________________
   Robert G. Wolfe, Chairman of the Board


    s/s DOUGLAS B. HAUFF
-------------------------------------
Douglas B. Hauff


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                                    EXHIBIT A

                      ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Douglas B. Hauff does hereby transfer to Gargoyles, Inc., a Washington corporation (the "Corporation"), fifteen thousand (15,000) shares of the common capital stock of the Corporation standing in his name on the books of the Corporation represented by Certificates Numbered 18 and 48 herewith and does hereby irrevocably constitute and appoint the Transfer Agent of the Corporation to transfer the said stock on the books of the Corporation with full power of substitution in the premises.


      DATED this _____ day of March, 1998.



                                       TRANSFEROR:



                                       --------------------------
                                       Douglas B. Hauff

AGREED AND CONSENTED:


------------------------------
Tracy Hauff


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                                    EXHIBIT B

                                 PROMISSORY NOTE

$56,307.15                                                     February 23, 1998


      FOR VALUE RECEIVED, the undersigned Douglas B. Hauff ("Borrower") does hereby promise to pay to the order of Gargoyles, Inc. ("Gargoyles"), in lawful money of the United States of America, the principal sum of Fifty-Six Thousand Three Hundred Seven and 15/100 Dollars ($56,307.15) together with interest thereon accruing from March 31, 1997, until paid in full as stated herein.

      1. Interest Rate. The outstanding principal balance of this Note shall bear interest at a rate equal to 5.75% per annum.

      2. Maturity. The entire principal balance of this Note, plus all accrued and unpaid interest, and all other amounts owing hereunder, shall be due and payable in full on February 15, 1999.

      3. Application of Payments; Prepayment. Each payment hereunder shall be applied first to the payment of interest then accrued on the unpaid balance under this Note, and the remainder, if any, shall be applied to the reduction of principal. This Note may be prepaid in whole or in part at any time or times with no prepayment penalty or additional cost of any kind. Upon payment in full of the principal and accrued interest thereon, this Note shall be canceled, shall be of no further force or effect, and shall be returned to Borrower, and any instruments securing repayment hereof shall be fully reconveyed and released.

      4. Default. This Note shall be in default if Borrower fails to pay this Note when due. If a default occurs, the holder of this Note shall be entitled to enforce its rights either by suit in equity and/or law or any other appropriate proceedings.

      5.    Attorneys' Fees and Costs. If a default occurs hereunder and this
Note is placed in the hands of an attorney for collection of any amount called for herein, Borrower shall be liable for all costs of collection, including without limitation reasonable attorneys fees and costs.


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      6.    Applicable Law. This Note shall be construed according to the law of the state of Washington.

      ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first written above.



---------------------------
Douglas B. Hauff


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